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Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Harry Anderson (805) 563-6816
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet to Repurchase 30 Million Shares

        SANTA BARBARA, Calif.—Dec. 11, 2002—Tenet Healthcare Corporation (NYSE: THC) said today its Board of Directors has authorized the use of free cash flow to repurchase up to 30 million shares of the company's common stock, including the 13.7 million shares that remain under a previous authorization.

        With this authorization, the company may, from time to time as market conditions warrant, repurchase shares either on the open market or through other means. The company will not enter the market until after it announces the results of its second quarter of fiscal 2002, ended Nov. 30. The company expects to report second quarter results on Mon., Jan 13, 2003.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Tenet to Repurchase 30 Million Shares